As filed with the Securities and Exchange Commission on September 6, 2013.

Registration No. 333-149800

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOTELEMETRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2568498
(State of Incorporation)	(IRS Employer Identification No.)

227 Washington Street, #210

Conshohocken, Pennsylvania 19428

(Address of principal executive offices, including zip code)

2003 EQUITY INCENTIVE PLAN

2008 EQUITY INCENTIVE PLAN

2008 EMPLOYEE STOCK PURCHASE PLAN

2008 NON-EMPLOYEE DIRECTORS’ OPTION PLAN

(Full title of the plans)

Peter Ferola

227 Washington Street, #210

Conshohocken, Pennsylvania  19428

(610) 729-7000

(Name, address and telephone number,

including area code, of agent for service)

With a copy to:

Kara A. McCullough, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

On July 31, 2013, CardioNet, Inc. (the “CardioNet” or the “Predecessor Registrant”), merged with BioTelemetry Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BioTelemetry, Inc., a Delaware corporation (the “Registrant” or “BioTelemetry”), pursuant to a Certificate of Merger filed with the Secretary of State of Delaware, whereby CaridoNet became a wholly owned subsidiary of BioTelemetry (the “Reorganization”).  The Reorganization was approved by the stockholders of CardioNet on July 25, 2013.  Upon effectiveness of the Certificate of Merger, each outstanding share of CardioNet common stock was converted into one share of BioTelemetry common stock, and BioTelemetry replaced CardioNet as the publicly held company.  The issuance of the shares of BioTelemetry common stock was registered under the Securities Act of 1933, as amended, pursuant to BioTelemetry’s Registration Statement on Form S-4, which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 7, 2013.

The Reorganization resulted in the creation of a holding company structure with the Registrant as the holding company and the Predecessor Registrant as an operating company.  The business, operations, assets and liabilities of the Predecessor Registrant after the Reorganization are substantially the same as they were prior to Reorganization except for certain equity plans that were assumed by the Registrant pursuant to the Reorganization Agreement.

The Predecessor Registrant filed a Registration Statement on Form S-8 with the SEC on March 19, 2008 (File No. 333-149800) (the “Registration Statement”).  The Predecessor Registrant filed the Registration Statement to register shares of its common stock for issuance under certain of its employee benefit plans.  Pursuant to the Reorganization, the Registrant assumed those employee benefits plans.  Pursuant to Rule 414 under the Securities Act, the Registrant files this Post-Effective Amendment No. 1 to the Registration Statement to expressly adopt the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant or the Predecessor Registrant are incorporated herein by reference:

(a)         CardioNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 22, 2013 (File No. 001-33993);

(b)         CardioNet’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 filed with the SEC on April 29, 2013 (File No. 001-33993);

(c)          CardioNet’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed with the SEC on April 30, 2013 (File No. 001-33993);

(d)         Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 filed with the SEC on August 6, 2013;

(e)          CardioNet’s Current Reports on Form 8-K filed with the SEC on February 22, April 22, May 23, July 25 and August 1, 2013 (File No. 001-33993);

(f)           Registrant’s Current Report on Form 8-K filed with the SEC on August 1, 2013; and

(g)          The description of the Registrant’s Common Stock contained in its Registration Statement on Form S-4 filed with the SEC on April 22, 2013, as amended and declared effective by the SEC (File No. 333-188058).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Post-Effective Amendment No. 1, prior to the filing of a post-effective amendment to the Registration Statement indicating that all securities offered thereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such document.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Post-Effective Amendment No. 1 except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware.  Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.  A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.  The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•                  transaction from which the director derives an improper personal benefit;

•                  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or redemption of shares; or

•                  breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions.  A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statements; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Conshohocken, State of Pennsylvania, on September 6, 2013.

BioTelemetry, Inc.

By:	/s/ Joseph H. Capper
Joseph H. Capper
President and Chief Executive Officer

SIGNATURES

(INCLUDING POWER OF ATTORNEY)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Ferola, heather C. Getz and Joseph H. Capper, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement (including the Post-Effective Amendment No. 1 filed herewith), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kirk E. Gorman	Chairman and Director	September 6, 2013
Kirk E. Gorman

/s/ Ronald A. Ahrens	Director	September 6, 2013
Ronald A. Ahrens

/s/ Joseph H. Capper	President, Chief Executive Officer	September 6, 2013
Joseph H. Capper	and Director

/s/ Anthony J. Conti	Director	September 6, 2013
Anthony J. Conti

/s/ Eric N. Prystowsky	Director	September 6, 2013
Eric N. Prystowsky, M.D.

/s/ Rebecca W. Rimel	Director	September 6, 2013
Rebecca W. Rimel

/s/ Robert J. Rubin	Director	September 6, 2013
Robert J. Rubin, M.D.

INDEX TO EXHIBITS

Exhibit Number	Description

5.1*	Opinion of Greenberg Traurig, P.A.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

24.1**	Power of Attorney

*Filed herewith.

**Included on the signature page.